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As filed with the Securities and Exchange Commission on July 2, 2002.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIERRA HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

88-0200415
(I.R.S. Employer Identification No.)

2724 North Tenaya Way
Las Vegas, Nevada 89128
(Address, including zip code, of Principal Executive Offices)

SIERRA HEALTH SERVICES, INC.
AMENDED AND RESTATED 1985 EMPLOYEE STOCK PURCHASE PLAN

Frank E. Collins, Esquire
Senior Vice President, Legal and Administration
Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
(702) 242-7000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.005 par value	900,000 shares	$21.86(2)	$19,674,000	$1,810.01(3)

(1)
This registration statement (the "Registration Statement") registers the offer and sale of up to 900,000 shares of Common Stock of Sierra Health Services, Inc., a Nevada corporation (the "Company"), which may be offered and sold from time to time pursuant to the Company's Amended and Restated 1985 Employee Stock Purchase Plan. Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of each Plan. Attached to the Common Stock are certain rights to purchase Series A Junior Participating Preferred Stock upon the occurrence of specified events.

(2)
Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock on June 28, 2002, as reported on the composite tape for New York Stock Exchange-listed securities.

(3)
Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $92 per $1 million of proposed maximum aggregate offering price.

PART I

INCORPORATION BY REFERENCE

        Pursuant to an amendment to the Sierra Health Services, Inc. (the "Company") Amended and Restated 1985 Employee Stock Purchase Plan (the "Plan"), the number of shares of Common Stock, par value $0.005 per share, reserved and available for issuance has been increased by 900,000 shares. The registrant previously registered an aggregate of 4,173,150 shares of Common Stock, including 1,250,000 shares to be offered and sold under the Plan, 2,673,150 shares to be offered and sold under the Company's 1995 Long-Term Incentive Plan, as amended and restated, and 250,000 shares to be offered and sold under the Company's 1995 Non-Employee Directors' Stock Plan, as amended and restated, pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 27, 2000 (File No. 333-42394).

        The contents of such Registration Statement on Form S-8 (File No. 333-42394) are incorporated herein by reference.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on July 2, 2002.

SIERRA HEALTH SERVICES, INC.

By:	/s/ ANTHONY M. MARLON, M.D. Anthony M. Marlon, M.D. Chairman of the Board and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony M. Marlon, M.D. and Paul H. Palmer and each of them as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ ANTHONY M. MARLON, M.D. Anthony M. Marlon, M.D.	Chairman of the Board, Chief Executive Officer, and Director (principal executive officer)	July 2, 2002
/s/ PAUL H. PALMER Paul H. Palmer	Senior Vice President, Chief Financial Officer, and Treasurer (principal financial officer and accounting officer)	July 2, 2002
/s/ ERIN E. MACDONALD Erin E. MacDonald	Director	July 2, 2002
/s/ THOMAS Y. HARTLEY Thomas Y. Hartley	Director	July 2, 2002
/s/ WILLIAM J. RAGGIO William J. Raggio	Director	July 2, 2002
/s/ CHARLES L. RUTHE Charles L. Ruthe	Director	July 2, 2002
/s/ ANTHONY L. WATSON Anthony L. Watson	Director	July 2, 2002
/s/ ALBERT L. GREENE Albert L. Greene	Director	July 2, 2002
/s/ MICHAEL E. LUCE Michael E. Luce	Director	July 2, 2002

EXHIBIT INDEX

Exhibit	Description	Sequentially Numbered Page
5	Opinion of Frank E. Collins, Esq., with respect to the legality of securities being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Frank E. Collins, Esq. (included in Exhibit 5).
24	Powers of Attorney (included on the signature pages of this Registration Statement).

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PART I INCORPORATION BY REFERENCE
SIGNATURES
EXHIBIT INDEX